UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2013

THE VALSPAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3011	36-2443580
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 – 3rd Avenue South, Minneapolis, Minnesota		55402
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (612) 851-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On December 16, 2013, The Valspar Corporation (“Valspar”) and certain of its subsidiaries entered into an Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as administrative agent for the lenders and an issuing bank and lender, Bank of America, N.A., as syndication agent and an issuing bank and lender, and certain other lenders party thereto (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement amends and restates a prior Three-Year Credit Agreement with Wells Fargo Bank, National Association, as administrative agent and an issuing bank and lender, Wachovia Bank, National Association, as an issuing bank and lender, and certain other lenders party thereto, dated as of June 30, 2009 and subsequently amended (the “Three-Year Credit Agreement”).

The Amended and Restated Credit Agreement permits Valspar and certain foreign and domestic subsidiaries to obtain revolving loans in various currencies through December 14, 2018 in an aggregate principal amount at any time outstanding not greater than $750 million, and provides Valspar with the right to further increase credit availability by up to an additional $250 million. The Three-Year Credit Agreement had allowed Valspar to borrow up to $550 million outstanding at any time, and to further increase credit availability by up to an additional $100 million. Loans made under the Amended and Restated Credit Agreement mature on December 14, 2018. Interest and fees on each loan under the Amended and Restated Credit Agreement are payable at variable rates calculated as specified in the agreement for the particular loan.

Valspar has agreed to comply with certain covenants set forth in the Amended and Restated Credit Agreement. Among other things, the covenants (a) could, subject to certain exceptions, restrict the ability of Valspar and its subsidiaries to incur a significant amount of secured debt, (b) require Valspar to maintain a ratio of consolidated debt to consolidated EBITDA for the most recent four consecutive fiscal quarters of not greater than 3.50 to 1.00, and (c) require Valspar to maintain a ratio of consolidated EBITDA to consolidated interest expense for the most recent four consecutive fiscal quarters of not less than 3.50 to 1.00. Subject to certain exceptions, the covenants prohibit Valspar or its material subsidiaries from merging or consolidating with any other party, except that Valspar may nonetheless merge with another party if (i) such other party is organized under the laws of the United States of America or one of its states, (ii) Valspar is the corporation surviving such merger, and (iii) immediately after giving effect to such merger, no default shall have occurred and be continuing. The covenants also prohibit Valspar or its material subsidiaries from engaging in a sale of assets to any other party, or discontinuing or eliminating a business line or segment, where the assets to be sold or the business line or segment to be eliminated or discontinued constitute all or substantially all of the assets of Valspar or the material subsidiary. Upon an event of default that is not cured or waived within any applicable cure periods, in addition to other remedies that may be available to the lenders, Valspar’s obligations under the Amended and Restated Credit Agreement may be accelerated.

The description above is a summary and is qualified in its entirety by the terms of the Amended and Restated Credit Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by this reference.

Item 9.01.      Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Amended and Restated Credit Agreement, dated as of December 16, 2013, by and among the registrant, certain subsidiaries of the registrant, Wells Fargo Bank, National Association, as administrative agent for the lenders and an issuing bank and lender, Bank of America, N.A., as syndication agent and an issuing bank and lender, and certain other lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE VALSPAR CORPORATION

Dated: December 18, 2013	/s/ Rolf Engh
Rolf Engh, Secretary

Exhibit Index

10.1	Amended and Restated Credit Agreement, dated as of December 16, 2013, by and among the registrant, certain subsidiaries of the registrant, Wells Fargo Bank, National Association, as administrative agent for the lenders and an issuing bank and lender, Bank of America, N.A., as syndication agent and an issuing bank and lender, and certain other lenders.